Exhibit 99.1

FOR IMMEDIATE RELEASE:	March 13, 2013
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

AETRIUM ANNOUNCES FURTHER ACCORD WITH SHAREHOLDERS GROUP AND RESETS ANNUAL MEETING DATE

St. Paul, Minn (3/13/13)—Aetrium Incorporated (Nasdaq:ATRM) today announced that it has reached a further accord with the Concerned Aetrium Shareholders group (“CAS”). Pursuant to the accord, the number of directors on the Company’s Board has been reduced to six, comprised of three incumbent directors and three CAS designated directors, with the CAS designated directors also participating on the Board’s committees. The reconstituted Board members are Joseph Levesque, Chairman, Darnell Boehm, Douglas Hemer, Jeffrey Eberwein, Galen Vetter and Richard Coleman. The reconstituted Board also reset the 2013 annual meeting date to September 16, 2013, with a record date of July 22, 2013, and with the current six member Board being nominated for reelection.

“We are very pleased that the CAS group has joined with us in our proposed initiative to seek strategic alternatives for our product groups,” said Joseph Levesque, President and CEO of the Company, “and now to proceed with us on an equal footing to implement that plan.”

As a part of the further accord, Messrs. Levesque, Boehm and Hemer have agreed to resign as directors upon the sale of both of the Company’s product lines.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.